EXHIBIT 21

Subsidiaries

Monterey County Bank
Incorporated in the State of California

Northern California Bancorp, Inc. Trust I
Incorporated in the State of Delaware

Northern California Bancorp, Inc. Trust II
Incorporated in the State of Delaware